Exhibit 10.13

National Association of Securities Dealers, Inc.

1735 K Street, NW

Washington, DC 20006-1500

202 726 8000

November 30, 2000

Mr. David P. Warren

19 Brook Street

Wellesley, MA 02482

Dear David:

I am pleased to extend our offer to you for the position Senior Vice President and Chief Administrative Officer, Nasdaq Stock Market, Inc., subject to final approval of our Board of Directors.  In this role, you will report directly to me.

This employment offer includes the following components:

1.               You will receive a sign-on bonus of $100,000, payable within 30 days of your reporting date of January 2, 2001.

2.               Your base salary will be $300,000 annually beginning on your starting date and continuing through year 2003.

3.               You will receive a guaranteed minimum annual bonus of $150,000 for years 2001, 2002, and 2003 payable on the normal award payment date (February of the following year), contingent on your continuous service and satisfactory work/conduct/performance.  Each year, 20% of the annual bonus will be deferred for two years.

4.               Should Nasdaq Stock Market, Inc. issue stock awards, you will be eligible for stock options/awards commensurate with the issuance of such awards to other senior management at the same level.

5.               You will be entitled to 4 weeks vacation per year.

6.               You will be entitled to our full benefits package.

7.               You will be provided with a forgivable, interest free loan of $200,000 in lieu of relocation assistance at your request.  Such loan is to be forgiven equally over the next three years of employment at the Nasdaq Stock Market.  In the event that you resign your employment within three years of your employment with the Nasdaq Stock Market, you will be required to re-pay a prorated amount of the loan to Nasdaq.  For example, if you resign after two years of employment, you will be required to repay one third (1/3) of the original interest free loan.

8.               You will be provided with a temporary housing until your relocation to New York in the Summer of 2001.

All of the components of this employment offer are contingent on your continuous employment with Nasdaq, Inc. and your satisfactory work performance and conduct as determined by your management.  All payments will have all applicable local, state and federal tax and withholdings deducted.

Under our Human Resources procedures, you will be in an initial appraisal period during your first six months of employment.  During this time, your performance will be reviewed and feedback provided to you.  Subsequently, your performance will be reviewed periodically according to our company practices

As a full-time employee you will be eligible to participate in out Flexible Benefits Program, which includes medical, dental and vision coverage.  If you elect health and welfare benefits during your initial enrollment period, they will become effective the first day of the following month.  A Benefits Enrollment Guide is enclosed to provide an overview of NASD benefit programs.

Additional information concerning benefits available to you, including HMOs and savings/retirement programs, will be provided during your orientation.

Effective on your date of hire, you will be automatically enrolled in the NASD Savings Plus Plan 401(k), with a pre-tax payroll deduction of two percent of your base salary.  If you choose to not participate in the Savings Plus Plan, you must contact the Benefits Department at (240) 386-4886 and complete a 401(k) deduction change form electing to withdraw from the Plan within 30 days of your date of hire.  The deduction change form will be available to you at your orientation.

Please be advised that any changes or amendments to our policies, procedures, benefits and compensation programs, and corporate or departmental organization will apply to you as they will to all Nasdaq employees.

This offer is contingent upon acceptable drug test results and routine background and reference checks.  In addition, to satisfy the requirements of the Immigration Reform and Control Act of 1986, on your first day of work you must provide acceptable documentation establishing your identity and right to work in the United States.  Please review the enclosed Employment Eligibility Verification - Lists of Acceptable Documents to determine the documents you will need to provide on your first day of work.

This offer is subject to the terms and conditions set forth in the NASD Application for Employment, including the employment-at-will provisions contained therein.  If you have any questions regarding this offer or the terms and conditions of employment, please call me at (202) 728-8020.  If the terms and conditions of this offer of employment are acceptable, please sign and date this letter, review and complete all enclosed forms and documents, and bring this letter and all completed forms with you on your first day of work.  A copy of this letter is provided for your records.

David, welcome to Nasdaq.  We believe you will find the work to be both challenging and personally rewarding, and look forward to the contributions you will make toward achieving the goals of the Nasdaq Stock Market, Inc.  I personally look forward to working with you.

Sincerely,

/s/ Richard Ketchum
Richard Ketchum
President and CEO
Nasdaq Stock Market, Inc.

Enclosures:	Benefits Enrollment Guide
NASD Code of Conduct
EEO Policy
Harassment-Free Workplace Policy
Sexual Harassment Policy
NASD Core Principles
Pre-Orientation Materials

I accept this offer of employment by the Nasdaq Stock Market, Inc.

/s/ David P. Warren	December 5, 2000
Date